Exhibit 5.1
Sidley Austin Brown & Wood LLP
Bank One Plaza
10 South Dearborn Street
Chicago, Illinois 60603
August 9, 2005
Exelon Corporation
10 South Dearborn Street – 37th Floor
Chicago, Illinois 60680-5379
Ladies and Gentlemen:
          We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Exelon Corporation, a Pennsylvania corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 500,000 shares of common stock, no par value (the “New Shares”), of the Company to be issued pursuant to the Exelon Corporation Employee Stock Purchase Plan and the Exelon Corporation Employee Stock Purchase Plan for Unincorporated Subsidiaries (the “Plans”).
          We are familiar with the Articles of Incorporation and By-laws of the Company currently in effect and the resolutions adopted to date by the Board of Directors of the Company relating to the Plans and the Registration Statement. We also have examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company and other corporate documents, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.
          Based on the foregoing, we are of the opinion that each New Share will be legally issued, fully paid and non-assessable when (i) the Registration Statement, as it may be amended, shall have become effective under the Securities Act, (ii) such New Share shall have been duly issued pursuant to the authorization of the Company’s Board of Directors and (iii) such New Share shall have been delivered to the purchaser thereof under a Plan against payment of the agreed consideration thereof determined in accordance with the terms of such Plan.

Exelon Corporation
August 9, 2005

          We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
          The foregoing opinion is limited to the substantive laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
          We do not find it necessary for the purposes of the opinion expressed in this opinion letter, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the New Shares.

Very truly yours,

/s/ SIDLEY AUSTIN BROWN & WOOD LLP